MARKETING AGREEMENT



     This agreement is made this first day of June 2002, by and between the following parties: GK Intelligent Systems, Inc, a Texas Corporation. (Hereinafter referred to as "GKI") and BTH2, Inc. a Utah Corporation (Hereinafter referred to as "BTH2").

                                    RECITALS

      WHEREAS, the parties hereto desire to enter into this binding written agreement for the purpose of Marketing GKI products;


        WHEREAS, GKI desires to appoint BTH2 as a commissioned sales and marketing agency for a period of twelve-(12) months;

     WHEREAS, the parties now desire to memorialize the agreement by and through this written instrument;

                 NOW, THEREFORE, it is hereby agreed as follows:

                                   DEFINITIONS

Article Ia. GKI Products shall mean all computer hardware and software products manufactured, licensed, distributed or created by GKI.

Article Ib. "Marketing services" means services to be performed by BTH2 during the contract term including; personnel, program development, products briefs, clients meetings, retail account meetings, distribution meetings, relationship building, account management, attendance at trade shows and conferences, product launches (including selling GKI products into the PC retail channel) and product promotions.

Article Ic. "Termination For Cause" means failure of either party to perform a material term of this agreement.

                                   COVENANTS

In consideration of the promises and covenants set forth below, the parties agree as follows;

Article 2. Marketing Rights. GKI hereby appoints, and BTH2 hereby accepts appointment as a retained marketing agency of GKI for the marketing of GKI products.

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Article 3. Contract Term. The initial term of this agreement shall be for a period of twelve (12) months commencing June 1, 2002. Either party may terminate this agreement for cause, (as defined in article Ic of this agreement) upon 30-day written notice to the other party. After the initial twelve-(12) month period this contract will automatically renew for an additional 12-months unless either party gives written notice to terminate this agreement on or before the last day of the initial contract term.

Article 4a. Obligations of BTH2. BTH2 shall provide GKI with "marketing services" (as defined in Article Ib) to market GKI products for the term of this agreement.

Article 5. BTH2 will make no representations, warranties, or commitments binding GKI without GKI's prior consent. BTH2 warrants that the services it performs are original do not infringe any third party intellectual property rights, and that it has the right to perform all of the Marketing Services hereunder.

Article 6. Compensation. In consideration of BTH2's marketing efforts, GKI shall compensate BTH2 with a non-refundable monthly retainer in the sum of $25,000.00 per month for the entire duration of the contract period, starting 60 days from the date of the execution of this agreement. Thus, the said $25,000 monthly retainer shall be paid on the 1st of each month beginning no later than August 1, 2002. No offsets, charge backs, advertising allowances, closeouts, markdowns, or tax withholdings or any other deductions whatsoever shall reduce the amount of, or GKI's obligations to pay the said monthly non-refundable monthly retainer to BTH2. In addition, GKI shall compensate BTH2 by immediately issuing it Five hundred thousand (500,000) shares of the corporation's Rule 144 common stock. In addition, GKI agrees that it will issue 500,000 common shares of S-8 consulting stock in replacement of the 500,000 shares of 144 common stock as soon As it has attained compliance with its SEC reporting.

Article 7. Expense reimbursement. GKI shall be solely responsible for all costs, expenses, vendor fees and any other associated fee or cost in connection with the marketing of GKI products and services. GKI shall reimburse BTH2 for all approved travel expenses including, airfare, hotel, car rental and meals in connection with the marketing of GKI products.

Article 8. BTH2 shall serve as an independent contractor and will be responsible for paying all applicable social security, withholding, and other applicable taxes. Nothing in this Agreement shall be construed to create the relationship of principal and agent, or employer and employee between GKI & Bth2. GKI hereby agrees that it will not make any representations or warranties for any nature on behalf of BTH2, Inc.

Article 9. GKI hereby agrees to indemnify and hold BTH2 harmless from and against any and all claims, losses, damages, expenses or liability (including legal fees and costs) of whatever nature that may arise as a result in whole or in part from any of the following:

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     a.   Any warranty or products liability with respect to the GKI products and services;

     b.   Any delay in delivery of the GKI products ordered by customers;

     c. Any warranties, promises, affirmations, or representations made by GKI in connection with the marketing of the GKI products.

     d. Any claims for the infringement of any patent rights, property damage or personal injury arising from the products and services manufactured by GKI or marketed by BTH2 pursuant to this agreement.

     e. Any associated costs, claims, demand, suits, expenses, vendor fees, or other costs in connection with the marketing of GKI products and services performed by BTH2.

Article 10. This agreement shall be binding upon each of the parties hereto, their heirs, successors, assigns and successors in interest. It may not be modified in any way without the written consent of the parties. Neither party shall have the right to assign this agreement in whole or in part.

Article 11. This writing constitutes the entire agreement of the parties and neither party shall assign, amend or alter this agreement without the prior written consent of the other party.

Article 12. Construction of Agreement. This agreement shall be governed by and on accordance with the laws of the State of Utah irrespective of choice of law statutes and the parties agree to the venue of the appropriate court within the State of Utah for all claims related to this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement by their own duly authorized representatives as of the respective dates indicated below.

It is hereby agreed to:

BTH2 INC.                                                GKI INTELLIGENT
                                                         SYSTEMS, INC.


/S/ BTH2                                                /S/ Gary F. Kimmons
-----------------------                                 ------------------------
By Authorized Signature                                 By: Authorized Signature



6/1/02                                                  6/1/02
------------------------                                ----------------------
Date                                                    Date


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